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Exhibit 3.25

ARTICLES OF INCORPORATION
OF
TARV, INC.

I

        The name of this corporation is TARV, INC.

II

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a professional permitted to be incorporated by the California Corporations Code.

III

        The name and address in the State of California of this corporation's initial agent for service of process is:

          GERALD GRANOF, ESQ.
  c/o TYRE KAMINS KATZ & GRANOF
  1800 Century Park East, #1000
  Los Angeles, California 90067

IV

        This corporation is authorized to issue only one class shares of stock; and the total number of shares which corporation is authorized to issue is 5,000 Shares.

DATED: November 24, 1986	/ss/ GERALD GRANOF GERALD GRANOF

        I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/ss/ GERALD GRANOF GERALD GRANOF

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Exhibit 3.25 Articles of Incorporation of TARV, Inc.